Exhibit 99.1

SIGNET GRAPHENE TECHNOLOGIES ANNOUNCES PCT FILING FOR GLOBAL PROTECTION

Palm Beach, Florida April 17, 2019… EW Letiziano, CEO, Signet International Holdings, Inc. (otc SIGN) announced that the company, in association with Florida International University has filed yet another patent to support its January 22, 2019 approved patent. The approved patent trademarked by the company, “deIce 477,” cites over 16 Claims and Drawings.

“This PCT patent will give us protection in a large number of countries,” said Mr. Bradley Nelson, Vice President and Chief Engineer of the company’s subsidiary.

The PCT (Patent Cooperation Treaty) provides international protection implementing a unified legal agreement between all member countries that have ratified the 1970 accord.

The company expects a quick turnaround from the Patent Office, since its examination revealed no prior art as alluded to in the original filing. Mr. Nelson is currently evaluating development and testing procedures with the FIU team of engineers to staff and equip the FIU labs and facilities.

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